Exhibit 99.1

                        SureWest Communications Reports
                     Second Quarter 2003 Financial Results


    ROSEVILLE, Calif.--(BUSINESS WIRE)--Aug. 5, 2003--Integrated communications provider SureWest Communications (Nasdaq:SURW) reported its financial results today for the second quarter ended June 30, 2003.
    Revenues for the second quarter of 2003 were $50.3 million, a 16.7 percent increase over second quarter 2002 revenues of $43.1 million. Net income was $2.7 million, or $0.19 per share in the second quarter of 2003, compared to $1.7 million, or $0.12 per share in the second quarter of 2002.
    "Our strategy to expand SureWest's customer base and revenues by offering a complete suite of services on a next-generation technology platform is delivering strong revenue growth and controlled expenses," said Brian Strom, President and Chief Executive Officer. "These solid operating results reflect steady execution of our plan."
    SureWest's significant revenue expansion resulted from growth in each of its three reportable segments. Broadband segment revenues, which include Internet service, and business and residential broadband service, increased by $5.1 million over last year's levels. Telecom segment revenues, within which network access revenues, highlighted below, are recorded, increased by $1.3 million, primarily due to a positive settlement with a long-haul carrier totaling $2.0 million. Wireless segment revenues grew by $0.7 million compared to the same period last year.
    Consolidated income from operations increased to $5.6 million in the second quarter of 2003, compared to $3.0 million in the second quarter of 2002.

    -- Internet service revenues increased by $2.5 million in the second quarter of 2003 compared to the same period a year ago, driven by continued strong DSL and ISP customer growth. In the fourth quarter last year, Roseville Telephone Company began providing wholesale DSL to SureWest Broadband, which retails service to end users. As a result, a higher share of DSL revenue is now recognized as Internet service revenue. Accordingly, network access revenues decreased.

    -- Business broadband service revenues, primarily driven by dedicated access and data transport, increased 58.7 percent year over year, reflecting higher line counts in service and greater usage. SureWest Broadband also received California Multiple Awards Schedule (CMAS) certification during the quarter to apply for contracts with the State of California.

    -- Residential broadband "triple-play" voice, data and video revenues climbed to $2.3 million in the second quarter from $1.9 million in the first quarter of 2003, as demand remained strong and the pace of installations accelerated. SureWest launched triple-play services in July of 2002.

    -- DSL customers totaled 17,995 at June 30, 2003, reflecting net subscriber additions of 1,152 in the second quarter and 31.4 percent growth over the same period a year ago.

    -- Network access revenues increased 8.9 percent primarily due to the $2.0 million settlement with a long-haul carrier mentioned earlier. Absent that effect, network access revenues decreased
        6.3 percent, reflecting movement to a wholesale DSL model, which reduces network access revenues.

    -- Wireless revenues increased by 13.6 percent in the second quarter of 2003 to $6.7 million, which compares to $5.9 million, in the same period of 2002. SureWest Wireless continued to achieve revenue growth in a market crowded with ten providers, differentiating itself through quality service and coverage, affordable flat-rate plans and service area expansion. Operating EBITDA in the Wireless segment also showed strong improvement, driven by effective customer retention programs and tight cost controls.

    -- Consolidated operating expenses in the June quarter increased by $4.7 million compared to the same period last year. Expenses for customer operations and selling, and depreciation and amortization increased year over year primarily because of rapid DSL, Internet, Wireless and Broadband customer growth. General and administrative expenses rose due to significant increases in headcount and facilities for broadband segment businesses and higher insurance costs. Costs in the June quarter a year ago included $1.1 million of bad debt expense stemming from Worldcom's bankruptcy filing.

    -- Consolidated operating EBITDA rose to $18.1 million in the second quarter of 2003 compared to $14.1 million a year ago. Operating EBITDA benefited from reduced costs of services and products, as more customers leased DSL equipment and costs of broadband equipment declined.

    -- Interest expense in the second quarter of 2003 increased by $0.9 million compared to the second quarter of 2002, due to a $60 million private placement of ten-year notes at 4.74 percent in March of 2003.

    Consolidated capital expenditures related to operations totaled $19.2 million in the second quarter of 2003, compared to $15.8 million in the second quarter of 2002. Capital expenditures for the remainder of 2003 are expected to total about $31 million, including approximately $13 million for residential broadband (triple-play) services. Cash and equivalents at June 30, 2003, were $27.6 million, and short-term investments totaled $38.8 million. Long-term debt excluding the current portion at June 30, 2003, totaled $96.4 million.
    SureWest paid $3.6 million in dividends in the second quarter of 2003, representing a quarterly payment of $0.25 per share.

    Non-GAAP Financial Measures

    Operating EBITDA is not a generally accepted accounting principle
(GAAP) financial measure, and should be considered in addition to, and not as a substitute for or superior to, either net income determined in accordance with GAAP as an indicator of financial performance, nor cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. SureWest believes that EBITDA is an appropriate measure because it permits greater comparability of the company's financial results against historical results and it is useful, particularly in the telecommunications sector, in helping investors assess the results of the company's operations. Management uses EBITDA as an important indicator for planning and forecasting in future periods. A reconciliation of operating EBITDA to net income, the most directly comparable GAAP measure, is provided in the table entitled "Operating EBITDA Reconciliation to Net Income."

    Conference call and Webcast

    SureWest Communications will provide details about its results and business strategy, including the development of its emerging services on a conference call on Tuesday, August 5, 2003 at 11:00 a.m., EDT. A simultaneous live webcast of the call will be available at www.surewest/investor.com and will be archived shortly after the conclusion of the call for replay through the second quarter of 2003. Additionally, a telephone replay of the call will be available through Saturday, August 9, 2003 by calling 1-888-203-1112 and entering passcode 423335.

    About SureWest Communications

    With nearly 90 years in Northern California, SureWest Communications and its family of companies represent an integrated network of highly reliable advanced communications products and services with the highest standards of customer care. Founded as Roseville Telephone Company, the company has expanded to provide digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.


                       SUREWEST COMMUNICATIONS
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
           (Amounts in thousands, except per share amounts)


                                          Quarter Ended  Quarter Ended
                                          June 30, 2003  June 30, 2002
                                          -------------- -------------
Operating Revenues:
   Local service                                $16,292       $16,436
   Network access service                        13,984        12,843
   Directory advertising                          3,705         3,616
   Long distance service                          1,257         1,332
   Wireless service                               6,686         5,943
   Internet service                               3,957         1,423
   Residential broadband service                  2,276             -
   Business broadband service                       917           578
   Other                                          1,215           947
                                          -------------- -------------
     Total operating revenues                    50,289        43,118

Operating expenses:
   Cost of services and products                 13,947        14,444
   Customer operations and selling                8,407         7,216
   General and administrative                     9,857         7,385
   Depreciation and amortization                 12,511        11,026
                                          -------------- -------------
     Total operating expenses                    44,722        40,071
                                          -------------- -------------
Income from operations                            5,567         3,047

Other income (expense)
   Interest income                                  354           225
   Interest expense                              (1,262)         (337)
   Gain on sale of alarm monitoring assets            -             -
   Other, net                                       (29)          (82)
                                          -------------- -------------
     Total other income (expense), net             (937)         (194)
                                          -------------- -------------
Income before income taxes                        4,630         2,853
Income taxes                                      1,917         1,150
                                          -------------- -------------
Net income                                       $2,713        $1,703
                                          ============== =============

Basic and diluted earnings per share (1)          $0.19         $0.12
                                          ============== =============

Cash dividends per share (2)                      $0.25         $0.25
                                          ============== =============

Shares of common stock used to calculate
   earnings per share                            14,521        14,775
                                          ============== =============


(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common and other potentially dilutive securities outstanding in each period.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.




                       SUREWEST COMMUNICATIONS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
                        (Amounts in thousands)


                                                   June 30,   Dec 31,
                                                     2003      2002
                                                   --------- ---------
ASSETS
  Current assets:
    Cash and cash equivalents                       $27,609   $20,385
    Short-term investments                           38,763         -
    Accounts receivable, net                         20,841    19,747
    Refundable income tax                             8,317     6,868
    Inventories                                       6,249     4,649
    Deferred directory costs                          4,410     3,657
    Prepaid expenses and other current assets         3,051     2,325
                                                   --------- ---------
      Total current assets                          109,240    57,631

  Property, plant and equipment, net                325,956   320,261

  Intangible and other assets:
    Wireless licenses, net                           13,566    13,566
    Goodwill                                          2,171     2,171
    Intangible asset relating to pension plans        1,507     1,507
    Intangible asset relating to favorable
     operating leases, net                              721     1,260
    Deferred charges and other assets                   706       343
                                                   --------- ---------
                                                     18,671    18,847
                                                   --------- ---------
                                                   $453,867  $396,739
                                                   ========= =========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt                $4,708    $5,779
    Current portion of capital lease obligations        319       309
    Accounts payable and other accrued liabilities   11,601     7,112
    Estimated shareable earnings obligations         12,121     9,350
    Advance billings and deferred revenues            9,697     8,142
    Accrued pension benefits                          8,803     5,613
    Accrued compensation                              5,585     4,902
                                                   --------- ---------
      Total current liabilities                      52,834    41,207

    Short-term borrowings refinanced on a long-term
     basis                                                -    15,000
    Long-term debt                                   96,364    36,364
    Long-term capital lease obligations                 451       607
    Deferred income taxes                            31,440    26,552
    Other liabilities and deferred revenues           7,524     8,004
    Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value;  100,000
     shares authorized, 14,537 and 14,529 shares
     issued and outstanding at June 30, 2003 and
     December 31, 2002, respectively                158,782   158,567
    Deferred stock-based compensation                  (201)     (116)
    Accumulated other comprehensive loss             (1,637)   (1,637)
    Retained earnings                               108,310   112,191
                                                   --------- ---------
      Total shareholders' equity                    265,254   269,005
                                                   --------- ---------
                                                   $453,867  $396,739
                                                   ========= =========




            OPERATING EBITDA RECONCILIATION TO NET INCOME
                             (Unaudited)
                        (Amounts in thousands)


                                     Quarter Ended June 30, 2003
                                 Telecom Broadband  Wireless    Consol

Net income/(loss)                 8,727    (2,727)   (3,287)    2,713

Add back : Income Taxes           6,072    (1,872)   (2,283)    1,917

Less : Other Income/(Expense)       166      (650)     (453)     (937)

Add back : Depreciation &
 Amortization                     7,691       965     3,855    12,511

                               --------- --------- --------- ---------

Operating EBITDA (1)             22,324    (2,984)   (1,262)   18,078
                               ========= ========= ========= =========


                                     Quarter Ended June 30, 2002
                                 Telecom Broadband  Wireless    Consol

Net income/(loss)                 6,068      (761)   (3,604)    1,703

Add back : Income Taxes           4,192      (559)   (2,482)    1,151

Less : Other Income/(Expense)       289         3      (486)     (194)

Add back : Depreciation &
 Amortization                     6,926       372     3,728    11,026

                               --------- --------- --------- ---------

Operating EBITDA (1)             16,897      (951)   (1,872)   14,074
                               ========= ========= ========= =========


(1) Operating EBITDA represents income from operations plus income taxes and depreciation and amortization, less other income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.




                      SELECTED OPERATING METRICS


                                   As of and for the three mos. ended

                                    June 30,    June 30,       Pct
                                       2003        2002       Change
                                   ----------- ----------- -----------
TELECOM
ILEC access lines                     136,850     135,700         0.8%
ILEC voice-grade equivalents          400,000     325,000        23.1%
ILEC fiber strand miles                32,000      31,000         3.2%
Long distance lines                    41,071      37,405         9.8%
Long distance penetration               30.01%      27.56%        8.9%

WIRELESS
Subscribers                            44,490      35,836        24.1%
Average subscribers                    43,878      35,449        23.8%
POPs                                3,300,000   3,300,000           -
POPs covered                        2,800,000   2,500,000        12.0%
Net contract additions                  1,464       2,139       -31.6%
Net non-contract additions                101      -1,952       105.2%
Contract churn (1)                       2.77%       3.64%       23.9%
ARPU(2)                                $46.65      $50.72        -8.0%

BROADBAND
CLEC voice-grade equivalents          128,000      81,000         N/A
CLEC fiber strand miles                23,000      20,000        15.0%
DSL subscribers                        17,995      13,700        31.4%
ISP and custom data subscribers        21,800      16,600        31.3%


                                   As of and for the three mos. ended

                                    June 30,     Mar 31,       Pct
                                       2003        2003       Change
                                   ----------- ----------- -----------
Sequential data (preceding
 quarter)
Triple play homes passed               59,000      45,000        31.1%
Triple play marketable homes           34,800      28,300        23.0%
Triple play unique subscribers          7,516       6,412        17.2%
Revenue-generating units (RGUs)
 (3)                                   17,605      15,042        17.0%
Marketable homes penetration             21.6%       22.7%       -4.7%
Triple play ARPU (4)                  $109.73     $103.25         6.3%
Triple play churn                         1.3%        1.4%       -7.1%


(1) Monthly turnover in contract customers.

(2) Wireless average monthly revenue per subscriber is monthly revenue excluding equipment and insurance revenues.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data customers, not counting additional units.

(4) Average revenue per subscriber (ARPU) per month.



    CONTACT: SureWest Communications
             Tim Quast, 916-786-1799
             t.quast@surewest.com